Exhibit 99.2(a)(5)

                        MUNIYIELD QUALITY FUND II, INC.


                         ARTICLES OF AMENDMENT TO THE
                 ARTICLES SUPPLEMENTARY CREATING THREE SERIES
                       OF AUCTION MARKET PREFERRED STOCK

      MUNIYIELD QUALITY FUND II, INC., a Maryland corporation, having its principal office in Baltimore, Maryland (the "Corporation"), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: Section 5(c) of the Articles Supplementary of the
            Corporation creating three series of Auction Market Preferred Stock ("AMPS") filed on October 14, 1992, and the Articles Supplementary, filed on December 1, 1994, each as amended by the Articles of Amendment to the Articles Supplementary, filed on December 1, 1994, is hereby amended in its entirety to read as follows:

                  "Right to Vote with Respect to Certain Other Matters. So
            long as any shares of AMPS are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the shares of the Preferred Stock Outstanding at the time, voting separately as one class: (i) authorize, create or issue any class or series of stock ranking prior to the AMPS or any other series of Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to adversely affect any of the contract rights expressly set forth in the Charter of holders of shares of AMPS or any other Preferred Stock. To the extent permitted under the 1940 Act, in the event shares of more than one series of AMPS are outstanding, the Corporation shall not approve any of the actions set forth in clause (i) or (ii) which adversely affects the contract rights expressly set forth in the Charter of a Holder of shares of a series of AMPS differently than those of a Holder of shares of any other series of AMPS without the affirmative vote of the holders of at least a majority of the shares of AMPS of each series adversely affected and outstanding at such time (each such adversely affected series voting separately as a class). The Corporation shall notify Moody's and S&P 10 Business Days prior to any such vote described in clause
            (i) or (ii). Unless a higher percentage is provided for under the Charter, the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, including AMPS, voting together as a single class, will be required to approve any plan of reorganization (including bankruptcy proceedings) adversely affecting such shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. The class vote of holders of shares of Preferred Stock, including AMPS, described above will in each case be in addition to a separate vote of the requisite percentage of shares of Common Stock and shares of Preferred Stock, including AMPS, voting together as a single class necessary to authorize the action in question."

                  SECOND: These Articles of Amendment were approved by the
            entire Board of Directors of the Corporation and by a majority of the outstanding shares of common stock of the Corporation and AMPS, voting together as a single class, and a majority of the outstanding shares of AMPS, voting separately as a class.

                  THIRD: The authorized capital stock of the Corporation has not been increased by these Articles of Amendment.

                  FOURTH:  No other change is intended or effected.

      IN WITNESS WHEREOF, MUNIYIELD QUALITY FUND II, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its Senior Vice President and attested by its Assistant Secretary on the 28th day of June, 2005.

                                    MUNIYIELD QUALITY FUND II, INC.



                                    By:       /s/ John M. Loffredo
                                         --------------------------------------
                                          John M. Loffredo, Senior Vice
                                          President

Attest:



    /s/ Brian D. Stewart
------------------------------------------
Brian D. Stewart, Assistant Secretary

      THE UNDERSIGNED, Senior Vice President of MUNIYIELD QUALITY FUND II, INC. who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, and that this statement is made under the penalties of perjury.

                                                /s/ John M. Loffredo
                                    -------------------------------------------
                                          John M. Loffredo, Senior Vice
                                          President